Exhibit 12.2

First BanCorp
Computation of Ratio of Earnings to Fixed Charges and Preference Dividends

Quarter Ended
March 31, 2015

Including Interest on Deposits
Earnings:
Pre-tax income from continuing operations	$33,678
Plus:
Fixed Charges (excluding capitalized interest)	27,727

Total earnings	$61,405

Fixed Charges:
Interest expensed and capitalized	$26,838
An estimate of the interest component within rental expense	889
Total fixed charges before preferred dividends	$27,727

Preferred dividends	-
Ratio of pre tax income to net income	1.31
Preferred dividend factor	-

Total fixed charges and preferred stock dividends	$27,727
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	2.21

Excluding Interest on Deposits
Earnings:
Pre-tax income from continuing operations	$33,678
Plus:
Fixed Charges (excluding capitalized interest)	10,033

Total earnings	$43,711

Fixed Charges:
Interest expensed and capitalized	$9,144
An estimate of the interest component within rental expense	889

Total Fixed Charges before preferred dividends	$10,033

Preferred dividends	-
Ratio of pre tax income to net income	1.31
Preferred dividend factor	-

Total fixed charges and preferred stock dividends	$10,033
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	4.36